Exhibit 10.1

TOTAL SYSTEM SERVICES, INC.

SENIOR EXECUTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of                    , by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), with its principal office at One TSYS Way, Columbus, Georgia, and you (“Option Holder”), an employee of the Company or a Subsidiary of the Company.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has adopted the Total System Services, Inc. 2008 Omnibus Plan (the “Plan”); and

WHEREAS, the Company recognizes the value to it of the services of the Option Holder and intends to provide the Option Holder with added incentive and inducement to contribute to the success of the Company; and

WHEREAS, the Company recognizes the potential benefits of providing employees the opportunity to acquire an equity interest in the Company and to more closely align the personal interests of employees with those of other shareholders; and

WHEREAS, effective                    , the Compensation Committee of the Board of Directors of the Company granted to the Option Holder, pursuant to Section 6 of the Plan, an Option in respect of the number of shares with an initial economic value equal to the product of (a) the Option Holder’s base salary on                    multiplied by (b) 50% of his LTIP multiplier as determined by the Compensation Committee prior to                    . The Compensation Committee also designated the Option a Non-Qualified Stock Option and fixed and determined the Option price and exercise and termination dates as set forth below.

NOW THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows:

1. The terms, provisions and definitions of the Plan are incorporated by reference and made a part hereof. All capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan except where otherwise noted.

2. Subject to and in accordance with the provisions of the Plan, the Company hereby grants to the Option Holder a Non-Qualified Stock Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of the aggregate shares of the Common Stock ($0.10 par value) so granted of the Company at the purchase price of $            per share, exercisable in the amounts and at the times set forth in Paragraph 3 below, unless the Compensation Committee, in its sole and exclusive discretion, shall authorize the Option Holder to exercise all or part of the Option at an earlier date.

3. The Option will vest over the period                    –                     (the “Vesting Period”) in accordance with the following schedule:

If employment continues through	Percentage of Option Vested

33%

67%

100%

(a)	In the event of Option Holder’s death or total and permanent disability, the Option shall become 100% vested and Option Holder (or the legal representative of Option Holder’s estate or legatee under Option Holder’s will) shall be able to exercise the Option in full for the remainder of the Option’s term.

(b)	If Option Holder retires from the Company or an Affiliate on or after the date Option Holder attains age 65, or age 62 with 15 or more years of service, Option Holder shall be able to exercise the Option, as follows:

(i)	If Option Holder retires during the first 18 months of the Vesting Period, the Option may be exercised to the extent exercisable upon such retirement pursuant to the schedule above. In addition, the Option also will be exercisable for an additional percentage of the Option determined by multiplying (1) the incremental percentage of the Option that would have become exercisable under such schedule on the next anniversary date if Option Holder had not retired, with such percentage to be expressed as a number of shares, by (2) the ratio of the number of months since the immediately preceding anniversary date (or since the date of grant, if the retirement occurs prior to ) that Option Holder has been employed to 12. Partial months of employment will be counted as full months for purposes of this proration calculation. To the extent the Option is exercisable pursuant to this paragraph; it will be exercisable for the remainder of the Option’s term.

(ii)	If Option Holder retires during months 19-36 of the Vesting Period, the Option shall become 100% vested, and Option Holder shall be able to exercise the Option in full for the remainder of the Option’s term.

If Option Holder is involuntarily terminated by the Company or an Affiliate, Option Holder will not be considered to have “retired” for purposes of this Section 3(b), regardless of whether Option Holder’s separation of employment occurs on or after the date Option Holder attains age 65, or age 62 with 15 or more years of service, unless the Committee determines otherwise, in its sole discretion.

(c)	In the event of Option Holder’s separation of employment for any reason other than the reasons listed in Section 3(a) or 3(b), Option Holder shall be able to exercise the vested portion of the Option, determined as of the date of separation of employment, for 90 days following the date of such separation of employment. In the event of a Change of Control (as defined in Section 2.8 of the Plan), any applicable terms of Section 8 will supersede the terms of this Section 3.

Unless sooner terminated as provided in the Plan or in this Agreement, the Option shall terminate, and all rights of the Option Holder hereunder, shall expire on                    . In no event may the Option be exercised after                    .

4. The Option or any part thereof, may, to the extent that it is vested and exercisable, be exercised in the manner provided in the Plan. Payment of the aggregate Option price for the number of shares purchased and any withholding taxes shall be made in the manner provided in the Plan.

5. The Option or any part thereof may be exercised during the lifetime of the Option Holder only by the Option Holder and only while the Option Holder is in the employ of the Company, except as otherwise provided in the Plan.

6. Unless otherwise designated by the Compensation Committee, the Option shall not be transferred, assigned, pledged or hypothecated in any way. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a nontransferable Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.

7. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Company’s Stock, any necessary adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan.

8. In the event of a Change of Control (as defined in Section 2.8 of the Plan), the following provisions shall apply to the Option:

(a)

If the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of the Option Holder’s outstanding Option have been made, or the Company’s successor at the time of the Change of Control irrevocably assumes the Company’s obligations under the Plan and this Agreement or replaces the Option Holder’s outstanding Option with stock options having substantially the same intrinsic value and having terms and conditions no less favorable to the Option Holder than those applicable to the Option immediately prior to the Change of Control (collectively, an “Equitable Assumption or Replacement”), and if the Option Holder’s employment is terminated within two years following the date of such Change of Control either (i) by the Company for any reason other than Cause or (ii) by the Option Holder for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s applicable Change of Control Agreement, the provisions of which are incorporated herein by reference), then the Option shall vest on a pro rata basis upon termination with the percentage that is exercisable to be determined by multiplying (i) the percentage of the Option that has not yet vested and that would have become exercisable on if Option Holder’s employment had not terminated, expressed as a number of shares, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the date of grant, if the termination occurs prior to ) that Option Holder has been employed to the number of months left in the Vesting Period. Partial months of employment will be counted as full months for purposes of this proration calculation. To the extent the Option is exercisable pursuant to this paragraph, it will be exercisable for the remainder of the Option’s term.

(b)	If there is no Equitable Assumption or Replacement, then the Option shall vest on a pro rata basis upon the Change of Control with the percentage that is exercisable to be determined by multiplying (i) the percentage of the Option that has not yet vested and that would have become exercisable on if the Change of Control had not occurred, expressed as a number of shares, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the date of grant, if the Change of Control occurs prior to ) through the date of the Change of Control to number of months left in the Vesting Period. Partial months of employment will be counted as full months for purposes of this proration calculation.

9. Any notice to be given to the Company shall be addressed to the President of the Company at One TSYS Way, Columbus, Georgia 31901.

10. Nothing herein contained shall affect the right of the Option Holder to participate in and receive benefits under and in accordance with the provisions of any pension, insurance or other benefit plan or program of the Company as in effect from time to time and for which the Option Holder is eligible.

11. Nothing herein contained shall affect the right of the Company, subject to the terms of any written contractual arrangement to the contrary, to terminate the Option Holder’s employment at any time for any reason whatsoever.

12. This Agreement shall be binding upon and inure to the benefit of the Option Holder, his personal representatives, heirs, legatees. However, neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by the Option Holder except as expressly set forth in this Agreement or in the Plan.

13. If this Option and the Common Stock acquired upon exercise of this Option are subject to recovery under any law, government regulation or stock exchange listing requirement, the Option and the Common Stock shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee, in its sole and exclusive discretion, may require that Option Holder reimburse the Company all or part of any payment or transfer related to this Option award and the Common Stock.

14. Any Common Stock Option Holder receives pursuant to the exercise of the Option is subject to the TSYS Share Retention Policy for Senior Executives.

15. The Company has issued the Option subject to the foregoing terms and conditions and the provisions of the Plan. Option Holder’s acceptance of the Option shall be made by electronic acknowledgement of this Agreement, and Option Holder agrees that his electronic acknowledgment of this Agreement shall be considered the equivalent of his written signature.

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